Exhibit 99.1

AMETEK INCREASES SHARE REPURCHASE AUTHORIZATION

BERWYN, PA, FEBRUARY 13, 2019 – AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has increased the authorized level for repurchases of its common stock by $500 million.

This increased authorization will be added to the approximately $1 million that currently remains available from an existing authorization approved by the Board of Directors in November 2016.

“While strategic acquisitions remain the primary use for our strong free cash flow, this increased authorization provides us with added flexibility to enhance shareholder value through opportunistic repurchases of our common stock,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with sales of approximately $5.0 billion. AMETEK’s growth model is based on four key strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

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